Exhibit 15.1

Quicksilver Resources Inc.
777 West Rosedale
Fort Worth, Texas 76104

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. for the periods ended September 30, 2002 and 2001, as indicated in our report dated November 8, 2002, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statements No. 333-92196, No. 333-89204, No. 333-82180 and No. 333-69496 on Form S-3, and Registration Statements No. 333-91526 and No. 333-94387 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ DELOITTE & TOUCHE LLP

November 14, 2002
Fort Worth, Texas